Exhibit 99.2

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of October 7, 2019, is made by and between IFS Americas, Inc. (“Parent”), Zack Bergreen (the “Principal Stockholder”), and ANKA Limited Partnership, a Pennsylvania limited partnership (the “Partnership” and together with the Principal Stockholder, the “Stockholders” and each individually, a “Stockholder”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, IFS Amber, Inc., a Delaware corporation and a subsidiary of Parent (“Merger Sub”) and Astea International, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which, among other things, provides for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation upon the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”);

WHEREAS, the Stockholders agree to enter into this Agreement with respect to all Shares that the Stockholders own as of the date of this Agreement and any additional Shares that the Stockholders may hereinafter acquire;

WHEREAS, the Principal Stockholder holds 1,119,040 shares of Company Common Stock (the “Principal Common Stock”), 826,446 shares of Series A Convertible Preferred Stock (the “Series A Stock”) and 797,448 shares of Series B Convertible Preferred Stock (the “Series B Stock” and, together with the Series A Stock, the “Convertible Stock”). Prior to the record date for the Company Stockholders Meeting, the Principal Stockholder will cause all of the Convertible Stock to be converted into Shares of Company Common Stock;

WHEREAS, the Principal Stockholder is the record and beneficial owner, and has sole voting power with respect to 2,742,934 Shares (and together with any additional Shares with respect to which (a) the Principal Stockholder acquires record or beneficial ownership, including as a result of the Conversion or any exercise of options and (b) has sole or shared voting power, after the date hereof and prior to the termination of this Agreement in accordance with its terms, the “Principal Stockholder’s Overall Shares”);

WHEREAS, the Partnership holds 58,103 shares of Company Common Stock and the Principal Stockholder is the sole general partner of the Partnership;

WHEREAS, the Partnership is the record and beneficial owner, and has sole voting power with respect to 58,103 Shares (and together with any additional Shares with respect to which (a) the Partnership acquires record or beneficial ownership, including as a result of the Conversion or any exercise of options and (b) has sole or shared voting power, after the date hereof and prior to the termination of this Agreement in accordance with its terms, the “Partnership’s Overall Shares”);

WHEREAS, the Partnership’s Overall Shares, together with the Convertible Stock and the Principal Stockholder’s Overall Shares, shall be the “Subject Shares”; and

WHEREAS, as a condition to Parent’s willingness to enter into the Merger Agreement, Parent has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

Section 1.      Voting Agreement.

1.1            Voting Agreement. The Stockholders hereby irrevocably and unconditionally agree that from and after the date of this Agreement until the termination of this Agreement in accordance with Section 5 (the “Voting Period”), at any meeting of the Company’s stockholders (including the Company Stockholders Meeting), however called, and at every adjournment or postponement thereof, or in any action proposed to be taken by written consent of the stockholders of the Company, the Stockholders shall appear (in person or by proxy) at such meeting of the Company’s stockholders (including the Company Stockholders Meeting), or any adjournment or postponement thereof, in accordance with the bylaws of the Company and cause all of the Subject Shares to be counted as present thereat for purposes of calculating a quorum and shall affirmatively vote (or cause to be voted) all of the Subject Shares:

(a)             in favor of, or, if action is to be taken by written consent in lieu of a meeting of the Company’s stockholders, deliver to the Company a duly executed affirmative written consent in favor of (to the extent applicable), (i) the adoption of the Merger Agreement and the transactions contemplated thereby, (ii) any proposal to adjourn the Company Stockholders Meeting to solicit additional proxies in favor of the adoption of the Merger Agreement and the approval of the Merger if there are not sufficient votes to adopt the Merger Agreement and approve the Merger on the date on which such Company Stockholders Meeting is held and (iii) any other action, proposal, transaction or agreement that would reasonably be expected to facilitate the timely consummation of the Merger and the other transactions contemplated by the Merger Agreement; and

(b)            against, and not provide any written consent with respect to or for, the adoption or approval of (i) any Acquisition Proposal (and the transactions contemplated thereby), including any Superior Proposal, (ii) any action, omission, proposal, transaction or agreement to be taken, consummated or entered into by the Company that, if so taken, consummated or entered into by the Company would, or would reasonably be expected to, result in (x) a breach by the Company of any covenant, representation, warranty or other obligation of the Company set forth in the Merger Agreement or (y) the failure of any of the conditions to the obligations of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by the Merger Agreement and (iii) any agreement (including, without limitation, any amendment, waiver, release from or non-enforcement of any agreement), any amendment, supplement, modification or restatement of the Organizational Documents of the Company or any other action (or failure to act), to the extent such agreement, amendment, supplement, modification or restatement or other action or failure to act is intended or would reasonably be expected to prevent, interfere with, impair or delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

1.2            Other Agreements.

(a)             No Solicitation. During the Voting Period, each Stockholder hereby agrees, in its capacity as a stockholder of the Company, that it shall not, and shall cause its controlled affiliates, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives of such Stockholder not to, (i) initiate, solicit, knowingly facilitate (including by providing any non-public information concerning the Company or any Subsidiary to any Person or group who would reasonably be expected to make an Acquisition Proposal) or knowingly encourage the submission or announcement of any inquiries, proposals or offers relating to, or which could reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto, (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal, (iii) enter into any letter of intent or other agreement relating to any Acquisition Proposal, (iv) make, or in any manner participate in a “solicitation” (as such term is used in the rules of the SEC) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of Shares intending to facilitate any Acquisition Proposal or cause any holder of Shares not to vote to adopt the Merger Agreement and approve the Merger or any of the other transactions contemplated thereby, (v) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of an Acquisition Proposal, or (vi) resolve or agree to do any of the foregoing.

(b)            Waiver of Appraisal Rights. The Stockholders each hereby irrevocably waive and agree not to exercise any statutory rights of appraisal or rights to dissent that the Stockholders may have, or that may arise, under the Merger Agreement, the DGCL or otherwise, with respect to the Merger Agreement or the Merger or the other transactions contemplated by the Merger Agreement. The Stockholders further agree not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any Proceeding against Parent, the Company or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby.

(c)             No Subsequent Limitations. The Stockholders agree not to enter into any agreement, undertaking or commitment with any Person the effect of which would violate or prevent, impair or delay the Stockholders from performing their obligations under the provisions and agreements set forth in this Section 1.

1.3            No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the Subject Shares, except as provided herein.

Section 2.      Representations and Warranties of the Stockholder. The Stockholders hereby represent and warrant to Parent as follows:

2.1            Organization. If either of the Stockholders is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or constituted.

2.2            Subject Shares. The Stockholders are the sole record and beneficial owners of the number of Shares set forth opposite the Stockholders’ names on Schedule A hereto, which such schedule includes all Shares to be issued in connection with the Conversion, free and clear of all Liens. Other than the Subject Shares, the Stockholders do not hold or control any other equity interests possessing voting rights in or with respect to the Company. The Stockholders have sole and full voting power (including the right to control such vote as contemplated herein), full power of disposition, full power to issue instructions with respect to the matters set forth in this Agreement and full power to agree to all of the matters applicable to the Stockholders set forth in this Agreement, in each case, over all of the Subject Shares currently or hereinafter owned by the Stockholders (including all Shares issued as a result of the Conversion). The Stockholders hold all of the Subject Shares, free and clear of any and all claims, Liens, encumbrances or restrictions on the right to vote the Subject Shares, except as may exist by reason of this Agreement. Other than such consents as have already been obtained, no consent of any Person is required for the Stockholders to execute and deliver this Agreement. None of the Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement, arrangement or Lien with respect to the voting of such Subject Shares. Other than the Subject Shares, the Stockholders do not, of record or beneficially, own any Shares or any other interests in, options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no interest in or voting rights with respect to any securities of the Company.

2.3            Authority Relative to this Agreement. The Stockholders have all requisite power and authority (or, if a Stockholder is an individual, all requisite legal capacity, right and authority) to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Stockholders and the performance of their obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary and appropriate action on behalf of the Stockholders. This Agreement has been duly and validly executed and delivered by the Stockholders and, assuming the due authorization, execution and delivery hereof by Parent, constitutes a valid and binding obligation of the Stockholders, enforceable against the Stockholders in accordance with its terms, subject to the Enforceability Exceptions. If a Stockholder is married, and any of the Subject Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Stockholder’s spouse and constitutes a legal, valid and binding obligation of such Stockholder’s spouse, enforceable against such spouse in accordance with its terms, subject to the Enforceability Exceptions.

2.4            No Conflict. None of the execution, delivery or performance of this Agreement by the Stockholders (or, if applicable, a Stockholder’s spouse) or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both), (a) directly or indirectly, conflict with or violate any law applicable to the Stockholders (or, if applicable, a Stockholder’s spouse) or (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity on the part of such Stockholders (or if applicable, a Stockholder’s spouse), except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other United States or federal securities laws and the rules and regulations promulgated thereunder, except, in the case of clauses (a) and (b) as would not reasonably be expected, either individually or in the aggregate, to impair the ability of the Stockholders to perform their obligations hereunder or to consummate the transactions contemplated hereby. If a Stockholder is not an individual, none of the execution, delivery or performance of this Agreement by such Stockholder or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both), directly or indirectly, conflict with or violate any provision of the charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents or instruments of such Stockholder. None of the execution, delivery or performance of this Agreement by the Stockholders (or, if applicable, a Stockholder’s spouse) or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both), directly or indirectly, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on, any of the properties or assets of the Stockholders, including the Subject Shares.

2.5            Absence of Other Voting Agreements. The Stockholders are not a party to, and the Subject Shares are not otherwise subject to, any agreement, arrangement or other understanding (i) that would constitute a breach of Section 1.1 if entered into during the Voting Period or (ii) that would reasonably be expected to materially delay, impair or restrict the Stockholders’ ability to perform their obligations under this Agreement.

2.6            No Litigation. There is no Proceeding pending against the Stockholders or, to the knowledge of the Stockholders, any other Person, or, to the knowledge of the Stockholders, threatened against the Stockholders or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by the Stockholders of their obligations under this Agreement.

2.7            Related Party Agreements. Neither the Stockholders nor any of their Affiliates or family members are a party to any transactions or series of related transactions, agreements, arrangements or understandings with the Company or any of its Subsidiaries other than as expressly permitted by the Merger Agreement.

2.8            Broker. No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Parent or the Company is or will be liable in connection with the transactions contemplated hereby based upon arrangements made by or, to the knowledge of the Stockholders, on behalf of the Stockholders.

2.9            Reliance. The Stockholders understand and acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholders’ execution, delivery and performance of this Agreement.

Section 3.      Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders as follows:

3.1            Organization. Parent is a Delaware corporation.

3.2            Authority Relative to this Agreement. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary and appropriate corporate action by Parent. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Stockholders, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except to the extent that enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights or by general equitable principles (whether considered in a proceeding at law or in equity).

Section 4.      Additional Agreements.

4.1            Additional Shares. In the event of a share split, dividend or distribution, or any other change in the Shares by reason of any share split, dividend, distribution, subdivision, recapitalization, reclassification, consolidation, conversion or the like, including the exchange of any securities convertible into or exercisable for any Shares, or any other acquisition of (or acquisition of control of) Shares after the date hereof, the term “Subject Shares” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.

4.2            Transfer or Encumbrance. Other than a Permitted Transfer, during the Voting Period, the Stockholders shall not permit or allow any of the Subject Shares to be, and shall cause the Subject Shares not to be, directly or indirectly, (i) Transferred, and shall not make any offer or enter into any agreement providing for a Transfer of any of the Subject Shares and shall not commit to do, consent to, or otherwise facilitate any of the foregoing, except in cases where the transferee executes a customary joinder to this Agreement in a form acceptable to Parent agreeing to be bound by this Agreement in the same manner as the Stockholders, including full recourse to the Subject Shares so Transferred for any violation of this Agreement by the Stockholders or such transferee or (ii) deposited into a voting trust or become subject to a voting agreement or arrangement or a grant of a proxy or power of attorney (other than pursuant to this Agreement). Any Transfer or encumbrance or attempted Transfer or encumbrance in violation of this Agreement shall be void ab initio. If any involuntary Transfer of any of the Subject Shares shall occur (including, but not limited to, a sale by a Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable law, take and hold such Subject Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement in accordance with its terms.

4.3            Conversion.

(a)             The Principal Stockholder will take all such action as necessary or desirable for (i) all of the Convertible Stock to be converted to Shares of Company Common Stock prior to the record date for the Company Stockholders Meeting at a ratio of 1 share of Convertible Stock for 1 Share of Company Common Stock (the “Conversion”), and (ii) to cause all Shares resulting from the Conversion (which, for clarity, shall be Subject Shares) to count as present for purposes of calculating a quorum and vote at the Company Stockholders Meeting and to be eligible to vote (or act by written consent) with respect to any matter contemplated by Section 1.1.

(b)            For clarity, Section 4.2 will apply to the Convertible Stock prior to the Conversion.

4.4            Payment of Dividends.

(a)             Parent acknowledges that the Principal Stockholder is, as of the date hereof, entitled to receive $1,070,000 in previously declared dividends payable to the Principal Stockholder in respect of the Convertible Stock, and that dividends of up to, but not exceeding, $125,000, may continue to accrue and be payable on the Convertible Stock pursuant to their terms until the date (the “Conversion Date”) such Convertible Stock is converted into Shares of Company Common Stock (the total amount of accrued and unpaid dividends on the Conversion Date being the “Unpaid Dividend Amount”).

(b)            Parent agrees that, on the Closing Date, Parent shall pay on behalf of the Company, or cause the Company to pay, the Unpaid Dividend Amount to the Principal Stockholder in US dollars by wire transfer to an account designated by the Principal Stockholder. If the Unpaid Dividend Amount is not timely paid in full in accordance with this Section 4.4(b), then any unpaid balance shall accrue interest at a rate of 12% per annum on a daily basis based on the number of days that have elapsed from the Conversion Date until the entire Unpaid Dividend Amount and any accrued interest thereon has been paid in full.

(c)             Parent shall pay, upon demand of the Principal Stockholder, all fees, costs and expenses (including without limitation reasonable attorneys’ fees) of the Principal Stockholder in connection with the enforcement of its rights hereunder, or the collection of any payments owing by Parent or the Company under this Agreement or the protection, preservation or defense of the rights of the Principal Stockholder hereunder.

4.5     Transfer of Subsidiary Shares. The Principal Stockholder will take all such action as necessary or desirable to Transfer any equity interests the Principal Stockholder holds in any Subsidiary to the Company or one of its other Subsidiaries prior to Closing.

Section 5.      Termination.

5.1            Termination. This Agreement, and all of the rights and obligations set forth herein, shall terminate and be of no further force or effect upon the occurrence of the following:

(a)             the earlier of (i) the Closing in accordance with the terms of the Merger Agreement and (ii) the termination of the Merger Agreement in accordance with its terms; or

(b)            this Agreement is terminated upon the mutual written consent of the parties hereto.

5.2            Survival. Notwithstanding Section 5.1, termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of any of the terms of this Agreement prior to such termination. The provisions of Section 4.4, this Section 5 and Section 6 hereof shall survive the termination of this Agreement.

5.3            Change in Company Recommendation. The obligations of the Stockholders specified in Section 1 shall apply whether or not the Merger or any action described above is recommended by the Company Board or the Company Board has effected a Change in Recommendation; provided, however, that in the event of a Change in Recommendation made in compliance with the Merger Agreement, (a) the number of Subject Shares that shall be committed to vote (or consent, as applicable) in accordance with the Section 1.1 shall be modified to be only such number that is equal to (calculated at the time of such vote or written consent) 30.00% of the aggregate voting power of the issued and outstanding shares of the Company, voting together as a single class (the “Lock-Up Covered Shares”), such that the Stockholders shall only be obligated to vote the Lock-Up Covered Shares in the manner set forth in Section 1.1 and (b) the Stockholders shall vote (or cause to be voted) all of its remaining Subject Shares in excess of the Lock-Up Covered Shares proportionally with the votes of all other holders of Shares present at any meeting, or executing written consents in lieu of a meeting, pursuant to Section 1.1.

Section 6.      Miscellaneous.

6.1            Expenses. Subject to any other agreement between the parties, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Merger is consummated.

6.2            Entire Agreement; No Third Party Beneficiaries.

(a)             This Agreement, together with the Merger Agreement, constitute the entire agreement of the parties and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; provided that if there is any conflict between this Agreement and the Merger Agreement, this Agreement shall control.

(b)            This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto, and consequently, may not accurately characterize actual facts or circumstances.

6.3            Assignment. This Agreement shall not be assigned by any party by operation of Law or otherwise without the prior written consent of each other party, and any such assignment without such consent shall be null and void.

6.4            Amendment; No Waiver. This Agreement may not be amended except by an instrument in writing signed by Parent and the Stockholders. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, (a) no claim or right arising out of this Agreement can be discharged by any party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by such party and (b) no notice to or demand on a party will be deemed to be a waiver of any obligation of such party and no notice from or demand by a party will be deemed to be a waiver of such party’s right to take further action without notice or demand as provided in this Agreement.

6.5            Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

6.6            Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained and delivery is followed within one (1) Business Day by email pursuant to clause (c) or delivered in Person), (b) on the next Business Day if transmitted by national overnight courier or (c) on the date delivered if sent by email (provided that confirmation of email receipt is obtained; provided further that if such notice or other communication is also sent by another means provided for by this Section 6.6 within one (1) Business Day after sending such email, such notice or other communication shall be deemed to have been duly given on the date such email was sent irrespective of whether confirmation of email receipt is obtained), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice):

if to Parent:

IFS Americas, Inc. c/o IFS Sweden Teknikringen 5 Box 1545 SE-581 15 Linköping, Sweden
Attention:	Jesper Alwall
Email:	jesper.alwall@ifsworld.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis International LLP 30 St Mary Axe London EC3A 8AF United Kingdom
Attention:	Roger Johnson Aneeq Durrani
Email:	roger.johnson@kirkland.com aneeq.durrani@kirkland.com

if to the Stockholders:

ANKA Limited Partnership c/o Zack Bergreen and Zack Bergreen Astea International Inc. 240 Gibraltar Road Horsham, PA 19044
Attention:	Zack Bergreen
Email:	zbergreen@astea.com

with a copy (which shall not constitute notice) to:

Dilworth Paxson LLP 1500 Market Street Suite 3500E Philadelphia, PA 19102

United States
Attention:	Graham R. Laub
Email:	glaub@dilworthlaw.com

6.7            Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)             This Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)            Each of the parties hereto irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising in connection herewith or any claim or cause of action arising in connection with this Agreement or the negotiation hereof, and any Proceeding for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to or arising from this Agreement or any of the transactions contemplated hereby or the negotiation hereof in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 6.7(b), (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the law, any claim that (A) the Proceeding in such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 6.6 and agrees that service made in such manner shall have the same legal force and effect as if served upon such party personally within the State of Delaware. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(c)             EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.7(c).

6.8            Specific Performance. The parties hereto agree that if any the provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and accordingly, (a) the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specific performance of the terms hereof, in each case in the Delaware Court of Chancery or, if such court shall not have jurisdiction, in any federal court located in the State of Delaware or any Delaware state court, this being in addition to any other remedy to which they are entitled at Law or in equity, (b) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (c) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law. Either party’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by a party in the case of a breach of this Agreement involving willful breach or fraud.

6.9            Mutual Drafting; Interpretation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections” are intended to refer to

Sections of this Agreement. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular Section in which such words appear. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

6.10         Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when Parent, on the one hand, and the Stockholders, on the other hand, shall have received a counterpart hereof signed by the other parties hereto. Until and unless Parent, on the one hand, and the Stockholders, on the other hand, shall have received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in ..PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

6.11         Further Actions. From time to time, at the reasonable request of Parent and without further consideration, prior to the termination of this Agreement, the Stockholders shall execute and deliver such additional documents and instruments and take all such further action as may be reasonably required to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement.

6.12         Capacity as Stockholder. The Stockholders sign this Agreement in the Stockholders’ capacities as stockholders of the Company, and not, if applicable, in the Stockholders’ capacities as a director, officer or employee of the Company. Notwithstanding anything herein to the contrary, nothing in this Agreement shall in any way restrict a director or officer of the Company in the taking of any actions (or failure to act) in his or her capacity as a director or officer of the Company, or in the exercise of his or her fiduciary duties in his or her capacity as a director or officer of the Company, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as such director or officer.

6.13         Disclosure. The Stockholders hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC the Stockholders’ identity and ownership of the Subject Shares and the nature of the Stockholders’ obligations under this Agreement.

6.14         Certain Definitions.

(a)             “beneficial ownership” means, with respect to any securities, the ownership of such security by any “beneficial owner” as such term is defined in Rule 13d-3 adopted by the SEC under the Exchange Act. The terms “beneficial owner,” “beneficially own,” “beneficially owned” and similar terms shall have a correlative meaning.

(b)            “Constructive Disposition” means, with respect to any Subject Shares, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative, swap, “put-call,” margin, securities lending or other transaction that has or reasonably would be expected to have the effect of changing, limiting, arbitraging or reallocating the economic benefits and risks of ownership of such security.

(c)             “Permitted Transfer” shall mean, in each case, with respect to the Stockholders, so long as (i) such Transfer is in accordance with applicable law, (ii) the Stockholders are and at all times have been in compliance with this Agreement and (iii) all of the representations and warranties in this Agreement with respect to the Stockholders and permitted transferee would be true and correct at such time of Transfer, any Transfer of Subject Shares by a Stockholder to an affiliate of such Stockholder, so long as such affiliate, in connection with such Transfer, executes a customary joinder to this Agreement in a form acceptable to Parent pursuant to which such affiliate agrees to become a party to this Agreement in the same manner as the Stockholders and be subject to the restrictions applicable to the Stockholders and otherwise become a party for all purposes of this Agreement; provided that no such Transfer shall relieve the transferring Stockholders from its obligations under this Agreement, other than with respect to the Subject Shares transferred in accordance with the foregoing provision.

(d)            “Transfer” means any direct or indirect offer, sale, lease, assignment, encumbrance, subject to a Lien, pledge, hypothecation, disposition, tender, exchange, gift, subject to a voting agreement or trust, or other transfer or disposition (by operation of law or otherwise, including, without limitation, by way of Constructive Disposition), either voluntary or involuntary, of any Subject Shares (or any securities convertible or exchangeable into Subject Shares) or interest in any Subject Shares, excluding entry into this Agreement.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first above written.

IFS AMERICAS, INC.

By: /s/ Fredrik vom Hofe

Name: Fredrik vom Hofe

Title: Authorised Person

ZACK BERGREEN

By: /s/ Zack Bergreen

Zack Bergreen

ANKA LIMITED PARTNERSHIP

By: /s/ Zack Bergreen

Name: Zack Bergreen
Title: General Partner

[Signature Page to Voting Agreement]

Schedule A

Name of Stockholder	Number of Shares
Zack Bergreen	2,742,934[1]
ANKA Limited Partnership	58,103

[1] This number includes 1,119,040 shares of the Company Common Stock; 826,446 shares of the Series A Stock; and 797,448 shares of the Series B Stock.